Exhibit 99.1

CHF Solutions, Inc. Announces Closing of $18.0 Million Underwritten Public Offering

Eden Prairie, MN: November 27, 2017: CHF Solutions, Inc. (NASDAQ: CHFS) announced today the closing of an underwritten public offering of Series F convertible preferred stock, together with warrants, for gross proceeds of $18.0 million, prior to deducting underwriting discounts and commissions and offering expenses payable by CHF Solutions.

The offering was comprised of Series F preferred stock, convertible into shares of the company’s common stock at a conversion price of $4.50 per share.  Each share of Series F preferred stock was accompanied by a Series 1 warrant, which expires on the first anniversary of its issuance, to purchase 223 shares of the company’s common stock at an exercise price of $4.50 per share, and a Series 2 warrant, which expires on the seventh anniversary of its issuance, to purchase 223 shares of the company’s common stock at an exercise price of $4.50 per share.  The Series F preferred stock and the warrants are immediately separable and will be issued separately.

Ladenburg Thalmann & Co. Inc., a subsidiary of Ladenburg Thalmann Financial Services Inc. (NYSE MKT: LTS), acted as sole book-running manager in connection with the offering.

A total of 18,000 shares of Series F preferred stock convertible into approximately 4 million shares of common stock, and warrants to purchase approximately 8 million shares of common stock were issued in the offering.

The securities were offered pursuant to a registration statement on Form S-1 (File No. 333-221010), which was declared effective by the United States Securities and Exchange Commission (“SEC”) on November 21, 2017 and an additional registration statement filed pursuant to Rule 462(b), which became effective when filed.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. A final prospectus relating to this offering was filed by CHF Solutions with the SEC. Copies of the final prospectus can be obtained at the SEC’s website at www.sec.gov or from Ladenburg Thalmann & Co. Inc., Prospectus Department, 277 Park Avenue, 26th Floor, New York, New York 10172, by calling (212) 409-2000.

About CHF Solutions

CHF Solutions, Inc. (NASDAQ:CHFS) is a medical device company focused on commercializing the Aquadex FlexFlow system for Aquapheresis® therapy. The Aquadex FlexFlow system, is indicated for temporary (up to eight hours) ultrafiltration treatment of patients with fluid overload who have failed diuretic therapy, and extended (longer than 8 hours) ultrafiltration treatment of patients with fluid overload who have failed diuretic therapy and require hospitalization. All treatments must be administered by a healthcare provider, under physician prescription, both of whom having received training in extracorporeal therapies. The company's objective is to improve the quality of life for patients with heart failure and related conditions. CHF Solutions is a Delaware corporation headquartered in Minneapolis, Minnesota with wholly owned subsidiaries in Australia and Ireland. The company has been listed on the NASDAQ Capital Market since February 2012.

For further information, please contact:

Claudia Napal Drayton	Investor Relations
Chief Financial Officer	CHF Solutions, Inc.
CHF Solutions, Inc.	ir@chf-solutions.com
T: +1-952-345-4205

-or-

Bret Shapiro
CORE IR
516 222 2560
brets@coreir.com
www.coreir.com